SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number: 1-11285


                          CORE STATES FINANCIAL CORP
             (Exact name of registrant as specified in its charter)

         PHILADELPHIA NATIONAL BANK BUILDING, BROAD & CHESTNUT STREETS,
                     PHILADELPHIA, PA 19101 (215) 973-7488
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $1.00
            (Title of each class of securities governed by this Form)

                                      None
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ X ]      Rule 12h-3(b)(1)(i)          [ X ]
         Rule 12g-4(a)(1)(ii)    [   ]      Rule 12h-3(b)(1)(ii)         [   ]
         Rule 12g-4(a)(2)(i)     [   ]      Rule 12h-3(b)(2)(i)          [   ]
         Rule 12g-4(a)(2)(ii)    [   ]      Rule 12h-3(b)(2)(ii)         [   ]
                                            Rule 15d-6                   [   ]

         Approximate number of holders of record as of the certification or notice date: Common Stock: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, First Union Corporation, as successor by merger to CoreStates Financial Corp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    First Union Corporation, as successor
                                    by merger to CoreStates Financial Corp

DATE: April 28, 1998                BY: /s/ KENT S. HATHAWAY
                                        Kent S. Hathaway
                                        Senior Vice President